EXHIBIT 23(c)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement Form F-3 and related Prospectus of AB Svensk Exportkredit (Swedish Export Credit Corporation; the “Company”) for the registration of debt securities and index warrants (Medium Term Notes, Series F), and to the incorporation therein of our report dated March 25, 2011, with respect to the consolidated financial statements of the Company, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Ernst & Young AB

/s/ Jan Birgerson
Jan Birgerson

Stockholm, Sweden
November 28, 2011